As filed with the Securities and Exchange Commission on November 29, 2007
Registration No. __

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
____________________

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
____________________

AKEENA SOLAR, INC.
(Exact name of registrant as specified in its charter)
____________________

Delaware	90-0181035
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
16005 Los Gatos Boulevard
Los Gatos, California 95032
(408) 402-9400
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)
____________________

Barry Cinnamon
Chief Executive Officer
Akeena Solar, Inc.

16005 Los Gatos Boulevard
Los Gatos, California 95032
(408) 402-9400
(Name, address, including zip code, and telephone number, including area code, of agent for service)
____________________

Please send copies of all communications to:

Bradley J. Rock, Esq. DLA Piper US LLP 2000 University Avenue East Palo Alto, CA 943032248 (650) 833-2000

____________________

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective, as determined by market conditions and other factors.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: □

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. □

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. □

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. □

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. □

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount to be Registered (1)	Proposed Maximum Aggregate Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)
Common Stock, $0.001 par value	4,755,217(3)	$5.00	$23,776,085	$729.93

1.
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares being registered hereunder include such indeterminate number of shares of the registrant’s common stock as may be issuable with respect to the shares being registered hereunder to prevent dilution by reason of any stock dividend, stock split, recapitalization or other similar transaction.

2.
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) of the Securities Act.  The proposed maximum offering price per share and proposed maximum aggregate offering price are based upon the average of the high $5.24 and low $4.75 sales prices of the registrant’s common stock on November 26, 2007, as reported on the Nasdaq Capital Market.  It is not known how many shares will be sold under this registration statement or at what price or prices such shares will be sold.

3.
The amount represents 3,728,572 shares of the registrant’s common stock, 745,716 shares of common stock issuable upon exercise of outstanding warrants held by certain selling stockholders named in the prospectus contained herein and any supplements thereto, as well as an aggregate of 280,929 shares of common stock underlying warrants to purchase units held by Cowen and Company LLC, the registrant’s placement agent in the private placement pursuant to which the securities held by the selling stockholders were issued, and Empire Financial Group, Inc. as finder’s fees.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with Securities and Exchange Commission. The selling stockholders may not sell any of the securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where offers or sales are not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 29, 2007

PROSPECTUS

4,755,217 shares

AKEENA SOLAR, INC.

COMMON STOCK
AND
COMMON STOCK UNDERLYING WARRANTS TO PURCHASE COMMON STOCK

The selling stockholders listed on pages 8-11 may use this prospectus to offer and resell from time to time and for their own accounts up to 4,755,217 shares of our common stock, including 3,728,572 shares issued in a private placement and 1,026,645 shares of our common stock issuable upon the exercise of outstanding warrants. The selling stockholders acquired the shares being offered for resale under this prospectus in connection with our private placement of securities on November 6, 2007. Registration does not necessarily mean that the selling stockholders will offer or sell their stock.

The prices at which the selling stockholders may sell the shares of common stock will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any proceeds from the sale of these shares of common stock by the selling stockholders; however, we will receive proceeds from the exercise of warrants by certain of the selling stockholders. All expenses of registration incurred in connection with this offering are being borne by us, but all selling and other expenses incurred by the selling stockholders will be borne by the selling stockholders.

Our common stock is listed on the NASDAQ Capital Market under the symbol “AKNS.” On November 26, 2007, the last reported sale price of our common stock on the NASDAQ Capital Market was $4.90.

Investing in any of our securities involves risk. You should carefully consider the beginning on page 2 of this prospectus before you make an investment in the securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus if truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is [                            ].

ABOUT THIS PROSPECTUS

You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized any dealer, salesman or any other person to provide you with additional or different information. This prospectus and any prospectus supplement are not an offer to sell or the solicitation of an offer to buy any securities other than the securities to which they relate and are not an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in that jurisdiction. You should not assume that the information in this prospectus or any prospectus supplement or in any document incorporated by reference in this prospectus or any prospectus supplement is accurate as of any date other than the date of the document containing the information. We will disclose any material changes in our affairs in a post-effective amendment to the registration statement of which this prospectus is a part, a prospectus supplement, or a future filing with the Securities and Exchange Commission incorporated by reference in this prospectus.

The terms “Akeena Solar,” “we,” “us,” “our,” and the “Company” refer only to Akeena Solar, Inc.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. We urge you to read this entire prospectus carefully and any accompanying documents incorporated by reference before making an investment decision.

About Akeena Solar, Inc.

Akeena Solar is a leading designer and integrator of solar power systems. We market, sell, design and install systems for residential and small commercial customers, sourcing components (such as solar modules and inverters) from manufacturers such as Kyocera, Sharp, SunPower and Suntech. We currently service customers in California, New York, New Jersey, Pennsylvania and Connecticut. According to data compiled by the California Energy Commission and the New Jersey Clean Energy Program, over the past three years Akeena Solar has been one of the largest national integrators of residential and small commercial solar power systems in the United States. To date, we have installed over 1,000 solar power systems. Since the commencement of our operations in 2001, our sales have steadily grown to approximately $7.2 million in 2005, $13.4 million in 2006 and $21.9 million in the first three quarters of 2007.

Akeena Solar was formed on February 23, 2001 as a California corporation under the name “Akeena, Inc.” and reincorporated as a Delaware corporation on June 2, 2006, at which time its name was changed to “Akeena Solar, Inc.” On August 11, 2006, we entered into a reverse merger transaction (the “Merger”) with Fairview Energy Corporation, Inc. (“Fairview”). We had been in the development stage since our inception and had not commenced business operations prior to the Merger. Since the stockholders of Akeena Solar owned a majority of the outstanding shares of Fairview common stock immediately following the Merger, and the management and board of Akeena Solar became the management and board of Fairview immediately following the Merger, the Merger was accounted for as a reverse merger transaction and Akeena Solar was deemed to be the acquirer.

Our Corporate headquarters are located at 16005 Los Gatos Boulevard, Los Gatos, California 95032. Additional offices are located in Fresno (Clovis), Lake Forest, Bakersfield, Manteca, Santa Rosa, Palm Springs and San Diego, California, and Fairfield, New Jersey. We maintain installation offices at all of our California offices and at our Fairfield, New Jersey facility. Our telephone number is (408) 402-9400. Additional information about Akeena Solar is available on our website at http://www.akeena.net. The information on our web site is not incorporated herein by reference.

The Offering

Common stock offered by the selling stockholders	4,755,217 shares, consisting of 3,728,572 shares issued to investors in a private placement and 1,026,645 shares issuable upon the exercise of outstanding warrants.

Common stock outstanding after this offering as of November 8, 2007	27,891,478 shares

Use of proceeds	We will not receive any proceeds from the sale of shares in this offering by the selling stockholders; however, we will receive proceeds from the exercise of the warrants.

Nasdaq Capital Market Symbol	AKNS

Risk factors
You should carefully consider the information set forth in this prospectus and, in particular, the specific factors set forth in the ‘‘Risk Factors’’ section before deciding whether or not to invest in shares of our common stock.

The number of shares of our common stock outstanding after this offering is based on shares outstanding as of November 8, 2007, and excludes 2,263,413 shares issuable upon the exercise of outstanding warrants (including warrants whose underlying shares may be sold under this prospectus) and up to 1,059,080 additional shares reserved for issuance under our 2006 Incentive Stock Plan.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should consider the following risk factors, as well as other information contained or incorporated by reference in this prospectus before deciding to purchase any of the securities offered by this prospectus. If any of these risks occur, our business could suffer, the market price of our common stock could decline and you could lose all or part of your investment in our securities.

Risks Relating to Our Business

The success of our business depends on the continuing contributions of Barry Cinnamon and other key personnel who may terminate their employment with us at any time, and we will need to hire additional qualified personnel.

We rely heavily on the services of Barry Cinnamon, our Chief Executive Officer, as well as several other management personnel. Loss of the services of any of such individuals would adversely impact our operations. In addition, we believe our technical personnel represent a significant asset and provide us with a competitive advantage over many of our competitors and that our future success will depend upon our ability to retain these key employees and our ability to attract and retain other skilled financial, engineering, technical and managerial personnel. None of our key personnel are party to any employment agreements with us and management and other employees may voluntarily terminate their employment at any time. We do not currently maintain any “key man” life insurance with respect to any of such individuals.

We are dependent upon our suppliers for the components used in the systems we design and install; and our major suppliers are dependent upon the continued availability and pricing of silicon and other raw materials used in solar modules.

The components used in our systems are purchased from a limited number of manufacturers. In particular, Kyocera, Sharp, SunPower and Suntech account for over 90% of our purchases of photovoltaic modules. We do not manufacture any of the components used in our solar installations. We are subject to market prices for the components that we purchase for our installations, which are subject to fluctuation. We cannot ensure that the prices charged by our suppliers will not increase because of changes in market conditions or other factors beyond our control. An increase in the price of components used in our systems could result in an increase in costs to our customers and could have a material adverse effect on our revenues and demand for our services. Our suppliers are dependent upon the availability and pricing of silicon, one of the main materials used in manufacturing solar panels. The world market for solar panels recently experienced a shortage of supply due to insufficient availability of silicon. This shortage caused the prices for solar modules to increase. Interruptions in our ability to procure needed components for our systems, whether due to discontinuance by our suppliers, delays or failures in delivery, shortages caused by inadequate production capacity or unavailability, or for other reasons, would adversely affect or limit our sales and growth. In addition, increases in the prices of modules could make systems that have been sold but not yet installed unprofitable for us. There is no assurance that we will continue to find qualified manufacturers on acceptable terms and, if we do, there can be no assurance that product quality will continue to be acceptable, which could lead to a loss of sales and revenues.

Geographical business expansion efforts we make could result in difficulties in successfully managing our business and consequently harm our financial condition.

As part of our business strategy, we may seek to expand by acquiring competing businesses or customer contracts in our current or other geographic markets. We face challenges in managing expanding product and service offerings and in integrating acquired businesses with our own. Most recently we commenced operations at our Palm Springs and San Diego offices in California. We previously commenced operations in Fresno, California, through the purchase of customer contracts, and additionally, we opened offices in Bakersfield, Lake Forest, Manteca and Santa Rosa, California. We currently intend to seek additional locations for expansion. We cannot accurately predict the timing, size and success of our expansion efforts and the associated capital commitments that might be required. We expect to face competition for expansion candidates, which may limit the number of expansion opportunities available to us and may lead to higher expansion costs. There can be no assurance that we will be able to identify, acquire or profitably manage additional businesses/contracts or successfully integrate acquired businesses/contracts, if any, into our company, without substantial costs, delays or other operational or financial difficulties. In addition, expansion efforts involve a number of other risks, including:

•	Failure of the expansion efforts to achieve expected results;
•	Diversion of management’s attention and resources to expansion efforts;
•	Failure to retain key customers or personnel of the acquired businesses; and
•	Risks associated with unanticipated events, liabilities or contingencies.

Client dissatisfaction or performance problems at a single acquired business could negatively affect our reputation. The inability to acquire businesses on reasonable terms or successfully integrate and manage acquired companies, or the occurrence of performance problems at acquired companies, could result in dilution, unfavorable accounting charges and difficulties in successfully managing our business.

Our recently announced Andalay module technology is untested and may not be effective or patentable or may encounter other unexpected problems, which could adversely affect our business and results of operations.

Our recently announced solar panel module technology (“Andalay”) is new and has not been tested in installation settings for an extended period of time to prove its long-term effectiveness, reliability and benefits. We expect to make substantial investments of financial and management resources to promote and market this new product offering. Andalay may not be effective or other problems may occur that are unexpected and could cause us to incur unforeseen costs, damage our reputation and have a material adverse effect on our business or results of operations. While patent applications have been filed for Andalay, a patent may not be issued on such technology or we may not be able to realize the benefits from any patent that is issued.

Because our industry is highly competitive and has low barriers to entry, we may lose market share to larger companies that are better equipped to weather a deterioration in market conditions due to increased competition.

Our industry is highly competitive and fragmented, is subject to rapid change and has low barriers to entry. We may in the future compete for potential customers with solar and HVAC systems installers and servicers, electricians, utilities and other providers of solar power equipment or electric power. Some of these competitors may have significantly greater financial, technical and marketing resources and greater name recognition than we have.

We believe that our ability to compete depends in part on a number of factors outside of our control, including:

•	the ability of our competitors to hire, retain and motivate qualified technical personnel;
•	the ownership by competitors of proprietary tools to customize systems to the needs of a particular customer;
•	the price at which others offer comparable services and equipment;
•	the extent of our competitors’ responsiveness to client needs; and
•	installation technology.

Competition in the solar power services industry may increase in the future, partly due to low barriers to entry, as well as from other alternative energy resources now in existence or developed in the future. Increased competition could result in price reductions, reduced margins or loss of market share and greater competition for qualified technical personnel. There can be no assurance that we will be able to compete successfully against current and future competitors. If we are unable to compete effectively, or if competition results in a deterioration of market conditions, our business and results of operations would be adversely affected.

Our failure to meet a client’s expectations in the performance of our services, and the risks and liabilities associated with placing our employees and technicians in our customers’ homes and businesses, could give rise to claims against us.

     Our engagements involve projects that are critical to our customers’ business or home. Our failure or inability to meet a customer’s expectations in the provision of our products and services could damage or result in a material adverse change to their premises or property and therefore could give rise to claims against us or damage our reputation. In addition, we are exposed to various risks and liabilities associated with placing our employees and technicians in the homes and workplaces of others, including possible claims of errors and omissions, including harassment, theft of client property, criminal activity and other claims.

Our profitability depends, in part, on our success on brand recognition and we could lose our competitive advantage if we are not able to protect our trademarks against infringement, and any related litigation could be time-consuming and costly.

We believe our brand has gained substantial recognition by customers in certain geographic areas. We have registered the “Akeena” trademark with the United States Patent and Trademark Office. Use of our name or a similar name by competitors in geographic areas in which we have not yet operated could adversely affect our ability to use or gain protection for our brand in those markets, which could weaken our brand and harm our business and competitive position. In addition, any litigation relating to protecting our trademark against infringement could be time consuming and costly.

If we are unable to attract, train and retain highly qualified personnel, the quality of our services may decline and we may not successfully execute our internal growth strategies.

Our success depends in large part upon our ability to continue to attract, train, motivate and retain highly skilled and experienced employees, including technical personnel. Qualified technical employees periodically are in great demand and may be unavailable in the time frame required to satisfy our customers’ requirements. While we currently have available technical expertise sufficient for the requirements of our business, expansion of our business could require us to employ additional highly skilled technical personnel. We expect competition for such personnel to increase as the market for solar power systems expands. There can be no assurance that we will be able to attract and retain sufficient numbers of highly skilled technical employees in the future. The loss of personnel or our inability to hire or retain sufficient personnel at competitive rates of compensation could impair our ability to secure and complete customer engagements and could harm our business.

Unexpected warranty expenses or service claims could reduce our profits.

We maintain a warranty reserve on our balance sheet for potential warranty or service claims that could occur in the future. This reserve is adjusted based on our ongoing operating experience with equipment and installations. It is possible, perhaps due to bad supplier material or defective installations, that we would have actual expenses substantially in excess of the reserves we maintain. Our failure to accurately predict future warranty claims could result in unexpected profit volatility.

Our inability to obtain capital, use internally generated cash, or use shares of our common stock or debt to finance future expansion efforts could impair the growth and expansion of our business.

Reliance on internally generated cash or debt to finance our operations or complete business expansion efforts could substantially limit our operational and financial flexibility. The extent to which we will be able or willing to use shares of common stock to consummate expansions will depend on our market value from time to time and the willingness of potential sellers to accept it as full or partial payment. Using shares of common stock for this purpose also may result in significant dilution to our then existing stockholders. To the extent that we are unable to use common stock to make future expansions, our ability to grow through expansions may be limited by the extent to which we are able to raise capital for this purpose through debt or equity financings. No assurance can be given that we will be able to obtain the necessary capital to finance a successful expansion program or our other cash needs. If we are unable to obtain additional capital on acceptable terms, we may be required to reduce the scope of any expansion. In addition to requiring funding for expansions, we may need additional funds to implement our internal growth and operating strategies or to finance other aspects of our operations. Our failure to (i) obtain additional capital on acceptable terms, (ii) use internally generated cash or debt to complete expansions because it significantly limits our operational or financial flexibility, or (iii) use shares of common stock to make future expansions may hinder our ability to actively pursue any expansion program we may decide to implement.

Our obligations under our credit facility are secured by all of our assets, so if the lender forecloses on its security interest, we may have to liquidate some or all of our assets, which may cause us to cease operations.

Our obligations under a 2007 loan and security agreement with Comerica Bank are secured by all of our assets. If we default under the credit facility we could be required to repay all of our borrowings thereunder. In addition, Comerica could foreclose its security interest and liquidate some or all of our assets, which could cause us to cease operations.

We are subject to restrictive covenants in connection with our credit facility that may limit our ability to borrow additional funds or to raise additional equity as may be required to fund our future operations.

The terms of the 2007 credit facility with Comerica may limit our ability, without Comerica’s consent, to, among other things, enter into certain transactions and create additional liens on our assets and could adversely affect our liquidity and our ability to attract additional funding if required for our business.

Risks Relating to Our Industry

     We have experienced technological changes in our industry. New technologies may prove inappropriate and result in liability to us or may not gain market acceptance by our customers.

     The solar power industry (and the alternative energy industry, in general) is subject to technological change. Our future success will depend on our ability to appropriately respond to changing technologies and changes in function of products and quality. If we adopt products and technologies that are not attractive to consumers, we may not be successful in capturing or retaining a significant share of our market. In addition, some new technologies are relatively untested and unperfected and may not perform as expected or as desired, in which event our adoption of such products or technologies may cause us to lose money.

     A drop in the retail price of conventional energy or non-solar alternative energy sources may negatively impact our profitability.

     We believe that a customer’s decision to purchase or install solar power capabilities is primarily driven by the cost and return on investment resulting from solar power systems. Fluctuations in economic and market conditions that impact the prices of conventional and non-solar alternative energy sources, such as decreases in the prices of oil and other fossil fuels, could cause the demand for solar power systems to decline, which would have a negative impact on our profitability. Changes in utility electric rates or net metering policies could also have a negative effect on our business.

     Existing regulations, and changes to such regulations, may present technical, regulatory and economic barriers to the purchase and use of solar power products, which may significantly reduce demand for our products.

     Installation of solar power systems are subject to oversight and regulation in accordance with national and local ordinances, building codes, zoning, environmental protection regulation, utility interconnection requirements for metering and other rules and regulations. We attempt to keep up-to-date about these requirements on a national, state, and local level, and must design systems to comply with varying standards. Certain cities may have ordinances that prevent or increase the cost of installation of our solar power systems. In addition, new government regulations or utility policies pertaining to solar power systems are unpredictable and may result in significant additional expenses or delays and, as a result, could cause a significant reduction in demand for solar energy systems and our services. For example, there currently exist metering caps in certain jurisdictions which effectively limit the aggregate amount of power that may be sold by solar power generators into the power grid.

     Our business depends on the availability of rebates, tax credits and other financial incentives; reduction or elimination of which would reduce the demand for our services.

     Many states, including California and New Jersey, offer substantial incentives to offset the cost of solar power systems. These systems can take many forms, including direct rebates, state tax credits, system performance payments and Renewable Energy Credits (RECs). Moreover, the Federal government currently offers (only through 2007) a 30% tax credit for the installation of solar power systems (unlimited for businesses, capped at $2,000 for residences). This Federal Tax Credit may increase from approximately $2,000 per residential system to $2,000 per kw of residential system (effectively a $6,000 tax credit for a typical 3 kw residential system). The duration of the Federal Tax Credit may also be extended. Businesses may also elect to accelerate the depreciation on their system over five years. Reduction in or elimination of such incentives or delays or interruptions in the implementation of favorable federal or state laws could substantially increase the cost of our systems to our customers, resulting in significant reductions in demand for our services, which would negatively impact our sales.

     If solar power technology is not suitable for widespread adoption or sufficient demand for solar power products does not develop or takes longer to develop than we anticipate, our sales would decline and we would be unable to achieve or sustain profitability.

     The market for solar power products is emerging and rapidly evolving, and its future success is uncertain. Many factors will influence the widespread adoption of solar power technology and demand for solar power products, including:

•	cost effectiveness of solar power technologies as compared with conventional and non-solar alternative energy technologies;
•	performance and reliability of solar power products as compared with conventional and non-solar alternative energy products;
•	capital expenditures by customers that tend to decrease if the U.S. economy slows; and
•	availability of government subsidies and incentives.

     If solar power technology proves unsuitable for widespread commercial deployment or if demand for solar power products fails to develop sufficiently, we would be unable to generate enough revenue to achieve and sustain profitability. In addition, demand for solar power products in the markets and geographic regions we target may not develop or may develop more slowly than we anticipate.

Risks Relating to our Common Stock

Our stock price may be volatile, which could result in substantial losses for investors.

     The market price of our common stock is likely to be highly volatile and could fluctuate widely in response to various factors, many of which are beyond our control, including the following:

•	technological innovations or new products and services by us or our competitors;
•	announcements or press releases relating to the energy sector or to our business or prospects;
•	additions or departures of key personnel;
•	regulatory, legislative or other developments affecting us or the solar power industry generally;
•	limited availability of freely-tradable “unrestricted” shares of our common stock to satisfy purchase orders and demand;
•	our ability to execute our business plan;
•	operating results that fall below expectations;
•	volume and timing of customer orders;
•	industry developments;
•	economic and other external factors; and
•	period-to-period fluctuations in our financial results.

     In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also significantly affect the market price of our common stock.

     We have raised substantial amounts of capital in private placements and if we inadvertently failed to comply with the applicable securities laws, ensuing rescission rights or lawsuits would severely damage our financial position.

     The securities offered in our private placements were not registered under the Securities Act of 1933 as amended (“Securities Act”) or any state “blue sky” law in reliance upon exemptions from such registration requirements. Such exemptions are highly technical in nature and if we inadvertently failed to comply with the requirements or any of such exemptive provisions, investors would have the right to rescind their purchase of our securities or sue for damages. If one or more investors were to successfully seek such rescission or prevail in any such suit, we would face severe financial demands that could materially and adversely affect our financial position. Financings that may be available to us under current market conditions frequently involve sales at prices below the prices at which our common stock currently is reported on the NASDAQ Capital Market, as well as the issuance of warrants or convertible securities at a discount to market price.

Our Chief Executive Officer, Barry Cinnamon, beneficially owns a significant number of shares of our common stock, which will have an impact on all major decisions on which our stockholders may vote and which may discourage an acquisition of the Company.

Barry Cinnamon, our Chief Executive Officer, beneficially owns, in the aggregate, approximately 28.7% of our outstanding common stock. The interests of our Chief Executive Officer may differ from the interests of other stockholders. As a result, Mr. Cinnamon will have the ability to significantly impact virtually all corporate actions requiring stockholder approval, vote, including the following actions:

•	election of our directors;
•	the amendment of our Certificate of Incorporation or By-laws;
•	the merger of our company or the sale of our assets or other corporate transaction; and
•	controlling the outcome of any other matter submitted to the stockholders for vote.

Mr. Cinnamon’s stock ownership may discourage a potential acquirer from seeking to acquire shares of our common stock or otherwise attempting to obtain control of our company, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price.

DISCLOSURE REGARDING FORWARD-LOOKING INFORMATION

This prospectus and the documents incorporated by reference herein contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 or otherwise. These forward-looking statements are based on our current expectations and beliefs, including estimates and projections about our industry. Forward-looking statements may be identified by use of terms such as “anticipates,” “expects,” “intends,” “plans,” “seeks,” “estimates,” “believes” and similar expressions, although some forward-looking statements are expressed differently. Statements concerning our financial position, business strategy and plans or objectives for future operations are forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict and may cause actual results to differ materially from management’s current expectations. Such risks and uncertainties include those set forth herein under “Risk Factors.” The forward-looking statements in this prospectus speak only as of the time they are made and do not necessarily reflect our outlook at any other point in time.

Except as may be required under the federal securities laws, we undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to read any further disclosures we make on related subjects in our Form 10-KSB, Form 10-QSB and Form 8-K reports to the Securities and Exchange Commission. Also note that under the caption “Risk Factors,” we provide a cautionary discussion of risks, uncertainties and possibly inaccurate assumptions relevant to our businesses. These are factors that we think could cause our actual results to differ materially from expected and historical results. Other factors besides those listed in “Risk Factors,” including factors described as risks in our filings with the Securities and Exchange Commission, could also adversely affect us.

USE OF PROCEEDS

We will not receive proceeds from any sales by the selling stockholders of their shares of common stock. However, we will receive proceeds from the exercise of warrants if and when the warrant holders decide to exercise. All of the 1,026,645 shares underlying warrants that are covered by this prospectus have an exercise price of $10.08 per share. Any proceeds we will receive from the exercise of these warrants will be used for working capital and general corporate purposes.

SELLING STOCKHOLDERS

A total of 4,755,217 shares of our common stock issued and issuable upon the exercise of warrants are being registered in this offering for the account of the selling stockholders. The warrants being registered in this offering have a five-year term except for the warrant issued to Cowen and Company, LLC, the sole placement agent with respect to the private placement which closed on November 6, 2007. The warrant to purchase 83,679 shares of our common stock issued to Cowen and Company, LLC has a three-year term. The selling stockholders are accredited investors from our private placement closing on November 6, 2007. We issued the shares offered under this prospectus to the selling stockholders in connection with our private placement in a transaction exempt from the registration requirements of the Securities Act.

Throughout this prospectus, we may refer to the selling stockholders and their transferees, pledgees, donees or other successors in interest who receive shares in non-sale transactions, as the “selling stockholders.” The following table provides information regarding the selling stockholders, the number of shares of common stock beneficially owned by the selling stockholders and the number of shares of common stock they are offering. This information has been obtained from the selling stockholders. Except as otherwise indicated, we believe the persons listed in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

		Shares of
		Common Stock
		Issuable upon
	Shares of	Exercise of		Shares of Common
	Common Stock	Warrants	Shares of	Stock Beneficially
	Owned	Owned Prior	Common Stock	Owned Following
	Prior to Offering	to Offering	Offered (1)	Offering
Beneficial Owner	#	#	#	# (2)	% (3)
Ardsley Partners Renewable Energy Fund L.P.	187,500	37,500	225,000	-0-	*
Ardsley Renewable Energy Offshore Fund, Ltd.	253,500	50,700	304,200	-0-	*
HFR HE Ardsley Master Trust	59,000	11,800	70,800	-0-	*
Bristol Investment Fund, Ltd.	214,286	42,857	257,143	-0-	*
Chestnut Ridge Partners, LP	25,000	5,000	30,000	-0-	*
Cranshire Capital, L.P.	384,323	125,629	342,857	167,095	*
Enable Growth Partners LP	242,857	48,572	291,429	-0-	*
Enable Opportunity Partners LP	28,571	5,714	34,285	-0-	*
Pierce Diversified Strategy Master Fund LLC, Ena	14,286	2,857	17,143	-0-	*
Excalibur Small Cap Opportunities LP	57,143	11,429	68,572	-0-	*
GLG North American Opportunity Fund (4)	745,714	149,143	894,857	-0-	*
GLG Technology Fund (4)	186,429	37,286	223,715	-0-	*
Highbridge International LLC (5)	71,429	14,286	85,715	-0-	*
Hudson Bay Fund, LP	245,714	49,143	294,857	-0-	*
Hudson Bay Overseas Fund, Ltd.	325,715	65,143	390,858	-0-	*
Iroquois Master Fund Ltd.	71,429	14,286	85,715	-0-	*
UBS O’Connor LLC F/B/O: O’Connor Pipes Corporate Strategies Master Limited (6)	142,857	46,753	171,428	18,182	*
UBS O’Connor LLC F/B/O: O’Connor Global Convertible Arbitrage Master Limited (7)	131,428	43,013	157,714	16,727	*
UBS O’Connor LLC F/B/O: O’Connor Global Convertible Arbitrage II Master Limited (8)	11,429	3,741	13,715	1,455	*
Winslow Management Company, LLC	57,140	11,428	68,568	-0-	*
Winslow Management Company, LLC	21,431	4,286	25,717	-0-	*
Winslow Management Company, LLC	14,290	2,858	17,148	-0-	*
Winslow Management Company, LLC	14,290	2,858	17,148	-0-	*
Winslow Management Company, LLC	35,710	7,142	42,852	-0-	*
Winslow Management Company, LLC	285,710	57,142	342,852	-0-	*
Cowen and Company, LLC	0	83,679	83,679	-0-	*
Empire Financial Group, Inc.	0	107,250	54,000	53,250	*
William Corbett	0	63,000	63,000	-0-	*
Michael Jacks	0	63,000	63,000	-0-	*
Matt Maointis	0	17,250	17,250	-0-	*
____________________
*	Less than 1%.

(1)	Reflects an aggregate of shares of Common Stock held plus shares of Common Stock issuable upon exercise of Warrants.

(2)	Assumes all shares offered hereby are sold by the selling stockholders.

(3)
Beneficial ownership is determined in accordance with the rules and regulations of the Securities and Exchange Commission, and generally includes securities held by persons who have sole or shared voting power or investment power with respect to those securities, and includes securities that are or will become exercisable within 60 days after November 29, 2007. Calculated on the basis of 27,891,478 shares of common stock, which is the number of shares of Akeena Solar common stock outstanding as of November 8, 2007.

(4)
The address of each of these selling stockholders is c/o GLG Partners LP, 1 Curzon Street, London W1J 5HB, United Kingdom. GLG Partners LP (“GLG Partners”), which serves as the investment manager to this fund (the “GLG Fund”), may be deemed the beneficial owner of all shares owned by the GLG Fund. Each of Noam Gottesman, Emmanuel Roman, and Pierre Lagrange, who are Managing Directors of the general partner of GLG Partners, may be deemed to be the beneficial owner of all shares owned by the GLG Fund and have the power to vote or to dispose of these shares. Each of GLG Partners, the general partner, and Messrs. Gottesman, Roman and Lagrange hereby disclaims any beneficial ownership of any such shares, except for their pecuniary interest therein.

(5)
Highbridge Capital Management, LLC is the trading manager of Highbridge International LLC and has voting control and investment discretion over the securities held by Highbridge International LLC. Glenn Dubin and Henry Swieca control Highbridge Capital Management, LLC and have voting control and investment discretion over the securities held by Highbridge International LLC. Each of Highbrigde Capital Management, LLC, Glenn Dubin and Henry Swieca disclaims beneficial ownership of the securities held by Highbridge International LLC.

(6)
The selling security holder (O'Connor PIPES Corporate Strategies Master Limited) of this security is a fund which cedes investment control to UBS O'Connor LLC (the Investment Manager). The Investment Manager makes all of the investment / voting decisions. UBS O'Connor LLC is a wholly owned subsidiary of UBS AG which is listed on the NYSE.

(7)
The selling security holder (O'Connor Global Convertible Arbitrage Master Limited) of this security is a fund which cedes investment control to UBS O'Connor LLC (the Investment Manager). The Investment Manager makes all of the investment / voting decisions. UBS O'Connor LLC is a wholly owned subsidiary of UBS AG which is listed on the NYSE.

(8)
The selling security holder (O'Connor Global Convertible Arbitrage II Master Limited) of this security is a fund which cedes investment control to UBS O'Connor LLC (the Investment Manager). The Investment Manager makes all of the investment / voting decisions. UBS O'Connor LLC is a wholly owned subsidiary of UBS AG which is listed on the NYSE.

PLAN OF DISTRIBUTION

The selling stockholders may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling stockholder. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act. In connection with sales of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed a supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act supplementing or amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed a supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act supplementing or amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

We are required to pay all fees and expenses incident to the registration of the shares of common stock. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling stockholder. If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus. If the selling stockholders use this prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended (“Exchange Act”), and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

DESCRIPTION OF SECURITIES TO BE REGISTERED

The class of securities offered under this prospectus is our common stock, which has been registered pursuant to Section 12 of the Exchange Act.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed a registration statement on Form S-3 under the Securities Act with the Securities and Exchange Commission. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are a part of the registration statement. For further information with respect to us and our securities, please refer to the registration statement and the exhibits and schedules filed with it. You may read and copy any document which we file with the Securities and Exchange Commission at the Securities and Exchange Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. We file reports, proxy statements, and other information with the Securities and Exchange Commission and these reports, proxy statements, and other information can be inspected on the Internet at http://www.sec.gov and at http://akeena.net/cm/Investor%20Relations/Home.html.

We are also subject to the information and periodic reporting requirements of the Exchange Act of 1934. We file reports, proxy statements, and other information with the Securities and Exchange Commission to comply with the Exchange Act.

INFORMATION INCORPORATED BY REFERENCE

The Securities and Exchange Commission allows us to incorporate by reference the information we file with them under certain conditions, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus and any information that we file subsequent to this prospectus with the Securities and Exchange Commission will automatically update and supersede this information. Our Exchange Act reports are filed under Securities and Exchange Commission file number 0001347452. The documents we are incorporating by reference are as follows:

•	Our Annual Report on Form 10-KSB for the year ended December 31, 2006 filed with the Securities and Exchange Commission on March 29, 2007;

•	Our Quarterly Report on Form 10-QSB for the period ended March 31, 2007 filed with the Securities and Exchange Commission on May 15, 2007;

•	Our Quarterly Report on Form 10-QSB for the period ended June 30, 2007 filed with the Securities and Exchange Commission on August 14, 2007;

•	Our Quarterly Report on Form 10-QSB for the period ended September 30, 2007 filed with the Securities and Exchange Commission on November 13, 2007;

•	The description of our common stock contained in our registration statement on Form 8-A filed with the Securities and Exchange Commission on September 21, 2007;

•	Our definitive proxy statement filed with the Securities and Exchange Commission on August 24, 2007;

•	Our Current Report on Form 8-K/A filed with the Securities and Exchange Commission on February 7, 2007;

•	Our Current Report on Form 8-K filed with the Securities and Exchange Commission on March 14, 2007;

•	Our Current Report on Form 8-K filed with the Securities and Exchange Commission on June 8, 2007;

•	Our Current Report on Form 8-K filed with the Securities and Exchange Commission on July 2, 2007;

•	Our Current Report on Form 8-K filed with the Securities and Exchange Commission on July 19, 2007;

•	Our Current Report on Form 8-K filed with the Securities and Exchange Commission on August 27, 2007;

•	Our Current Report on Form 8-K filed with the Securities and Exchange Commission on September 14, 2007;

•	Our Current Report on Form 8-K filed with the Securities and Exchange Commission on September 21, 2007;

•	Our Current Report on Form 8-K filed with the Securities and Exchange Commission on September 26, 2007; and

•	Our Current Report on Form 8-K filed with the Securities and Exchange Commission on November 2, 2007.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the initial filing date of this prospectus, through the date declared effective, until the termination of the offering of securities contemplated by this prospectus shall be deemed to be incorporated by reference into this prospectus. These documents that we file later with the Securities and Exchange Commission and that are incorporated by reference in this prospectus will automatically update information contained in this prospectus or that was previously incorporated by reference into this prospectus. You will be deemed to have notice of all information incorporated by reference in this prospectus as if that information was included in this prospectus.

We will provide to any person, including any beneficial owner, to whom this prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus, at no cost to the requesting party, upon request to us in writing or by telephone at using the following information:

Akeena Solar, Inc.
16005 Los Gatos Boulevard
Los Gatos, California 95032
(408) 402-9400

EXPERTS

Our financial statements for the year ended December 31, 2006 have been incorporated by reference within this prospectus in reliance upon the report of Burr, Pilger & Mayer LLP, independent registered public accounting firm, included herein, given on the authority of said firm as experts in accounting and auditing.

Our financial statements for the year ended December 31, 2005 have incorporated by reference within this prospectus in reliance upon the report of Marcum & Kliegman LLP, independent registered public accounting firm, included herein, given on the authority of said firm as experts in accounting and auditing.

LEGAL MATTERS

DLA Piper US LLP has passed on the validity of the securities being offered in this prospectus.

Akeena Solar, Inc.

COMMON STOCK

PROSPECTUS

[                            ]

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth the estimated expenses in connection with the issuance and distribution of the securities covered by this registration statement, other than underwriting discounts and commissions. All of the expenses will be borne by the registrant except as otherwise indicated.

SEC registration fee	$730
Fees and expenses of accountants	10,000
Fees and expenses of legal counsel	30,000
Printing expenses	1,000
Miscellaneous expenses	3,000
Total	$44,730

Item 15. Indemnification of Directors and Officers.

Section 145 of  the Delaware General Corporation Law ("the DGCL"), provides, in general, that a corporation incorporated under the laws of the State of Delaware, as we are, may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than a derivative action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. In the case of a derivative action, a Delaware corporation may indemnify any such person against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification will be made in respect of any claim, issue or matter as to which such person will have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or any other court in which such action was brought determines such person is fairly and reasonably entitled to indemnity for such expenses.

Our Certificate of Incorporation and By-laws provide that we will indemnify our directors, officers, employees and agents to the extent and in the manner permitted by the provisions of the DGCL, as amended from time to time, subject to any permissible expansion or limitation of such indemnification, as may be set forth in any stockholders’ or directors’ resolution or by contract. Any repeal or modification of these provisions approved by our stockholders will be prospective only and will not adversely affect any limitation on the liability of any of our directors or officers existing as of the time of such repeal or modification.

We are also permitted to apply for insurance on behalf of any director, officer, employee or other agent for liability arising out of his actions, whether or not the DGCL would permit indemnification.

Item 16. Exhibits.

The following documents are filed as exhibits to this registration statement, including those exhibits incorporated herein by reference to a prior filing under the Securities Act or the Exchange Act, as indicated in parentheses:

Exhibit
Number	Description of Document

4.1	Securities Purchase Agreement dated November 1, 2007 (1)
4.2	Form of Warrant dated November 1, 2007 (1)
5.1	Opinion of DLA Piper US LLP
23.1	Consent of DLA Piper US LLP (included in Exhibit 5.1)
23.2	Consent of Burr, Pilger & Mayer LLP
23.3	Consent of Marcum & Kliegman LLP
24.1	Power of Attorney (included on signature page)
____________________
(1)	Previously filed as an exhibit to the registrant’s Current Report on Form 8-K filed on November 2, 2007 and incorporated herein by reference.

Item 17. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any additional or changed material information on the plan of distribution; Provided, however, the undertakings in paragraphs (a)(1)(i), (a)(1)(ii), and (a)(1)(iii) of this Item 17 above do not apply if the information required in a post-effective amendment is incorporated by reference from periodic reports filed by the small business issuer under the Exchange Act, or is contained in a form of prospectus filed pursuant to Rule 424(b) of this chapter) that is deemed part of and included in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, any information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or person controlling the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d)  The undersigned registrant hereby undertakes that:

(1) Each prospectus filed by the undersigned small business issuer pursuant to Rule 424(b)(3) under the Securities Act shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(2) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) under the Securities Act as part of a registration statement in reliance on Rule 430B under the Securities Act relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) under the Securities Act for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B under the Securities Act, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Akeena Solar certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Gatos and State of California, on the 29th day of November, 2007.

AKEENA SOLAR, INC.

By:	/s/ Barry Cinnamon
Barry Cinnamon
Chief Executive Officer

POWER OF ATTORNEY

We the undersigned officers and directors of Akeena Solar, Inc., hereby severally constitute and appoint Barry Cinnamon and Gary Effren, and each of them singly (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement (or any other Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on November 29th, 2007.

Signature	Title

/s/ Barry Cinnamon	President, Chief Executive Officer and Director
Barry Cinnamon	(Principal Executive Officer)

/s/ Gary Effren	Chief Financial Officer
Gary Effren	(Principal Financial and Accounting Officer)

/s/ Ed Roffman	Director
Ed Roffman

/s/ George Lauro	Director
George Lauro

/s/ Jon Witkin	Director
Jon Witkin

EXHIBIT INDEX

The following documents are filed as exhibits to this registration statement, including those exhibits incorporated herein by reference to a prior filing under the Securities Act or the Exchange Act, as indicated in parentheses:

Exhibit
Number	Description of Document
4.1	Securities Purchase Agreement dated November 1, 2007 (1)
4.2	Form of Warrant dated November 1, 2007 (1)
5.1	Opinion of DLA Piper US LLP
23.1	Consent of DLA Piper US LLP (included in Exhibit 5.1)
23.2	Consent of Burr, Pilger & Mayer LLP
23.3	Consent of Marcum & Kliegman LLP
24.1	Power of Attorney (included on signature page)
____________________
(1)	Previously filed as an exhibit to the registrant’s Current Report on Form 8-K filed on November 2, 2007 and incorporated herein by reference.